Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address
+1-212-455-7614	elewandowski@stblaw.com

June 10, 2021

TaskUs, Inc.

1650 Independence Drive, Suite 100

New Braunfels, Texas 78132

Ladies and Gentlemen:

We have acted as counsel to TaskUs, Inc. (formerly known as TU TopCo, Inc.), a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 26,372,781 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), consisting of (1) up to 18,775,051 shares of Common Stock (the “2021 Plan Shares”) that may be issued by the Company pursuant to the TaskUs, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) and (2) up to 7,597,730 shares of Common Stock (the “2019 Plan Shares” and, together with the 2021 Plan Shares, the “Shares”) that may be issued by the Company upon settlement of outstanding stock appreciation rights granted pursuant to the Amended and Restated 2019 TaskUs, Inc. Stock Incentive Plan (the “2019 Plan” and, together with the 2021 Plan, the “Plans”).

TaskUs, Inc.	- 2 -	June 10, 2021

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) and the Plans, each of which have been filed with the Commission as exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Certificate is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

TaskUs, Inc.	- 3 -	June 10, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP